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Peak Resorts Confirms Fire at Mad River Resort

Minimal Effect Anticipated on 2015-2016 Ski Season

Wildwood, Missouri, September 17, 2015 – Peak Resorts, Inc. (NASDAQ:SKIS), a leading owner and operator of high-quality, individually branded ski resorts in the United States, confirmed that a fire destroyed the main lodge at its Mad River Resort in Zanesville, Ohio, on the evening of September 16.  Mad River currently is closed for the season and management is thankful there are no reports of any injuries.  The company has no information at this time as to the cause of the fire.

Timothy D. Boyd, president and chief executive officer, said, “The loss of the main lodge at Mad River is a sad event for those who support this resort, which has been in operation for 54 years and an important part of the Peak Resorts family for 14 years.  But, we are very pleased to be able to report that preliminary information indicates that along with no injuries, the property damage will only affect our food and beverage services this winter, a situation we expect to be able to address with temporary facilities.

“Peak Resorts is committed to the Mad River resort, and we are already moving ahead to create a plan for the upcoming ski season.  We will be onsite beginning today to talk with the Mad River team, meet with the company’s insurance representative and start planning solutions to address temporary facilities, while ensuring our ski operations are dually engaged for this year’s ski season and going forward.  We will provide more information as it becomes available,” Boyd added.

The company noted that at the time of its initial public offering in November 2014, Mad River accounted for approximately 7 percent of the company’s revenues.

About Peak Resorts

Headquartered in Missouri, Peak Resorts is a leading owner and operator of high-quality, individually branded ski resorts in the U.S. The company currently operates 13 ski resorts primarily located in the Northeast and Midwest, 12 of which are company owned.

The majority of the resorts are located within 100 miles of major metropolitan markets, including New York City, Boston, Philadelphia, Cleveland and St. Louis, enabling day and overnight drive accessibility. The resorts under the company’s umbrella offer a breadth of activities, services and amenities, including skiing, snowboarding, terrain parks, tubing, dining, lodging, equipment rentals and sales, ski and snowboard instruction and mountain biking and other summer activities.

Forward Looking Statements

This news release contains forward-looking statements regarding the future outlook and performance of Peak Resorts, Inc., within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. These risks and uncertainties are discussed under the caption “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended April 30, 2015, filed with the Securities and Exchange Commission, and as updated from time to time in the company’s filings with the SEC.  Peak Resorts undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.